Exhibit 6.6

YOUNOW PARTNER AMENDMENT AGREEMENT
By accepting this YouNow Partner Broadcaster Amendment, You confirm that You are either 18 years of age or older, or an emancipated minor, or possess legal parental or guardian consent, and are fully able and competent to enter into the terms, conditions, obligations, affirmations, representations, and warranties set forth in the Terms of Use as hereby amended, and to abide by and comply with the Terms of Use as hereby amended.
This YouNow Partner Broadcaster Amendment ("Broadcaster Amendment") amends the YouNow Terms of Use between YouNow, Inc. ("YouNow", "we, " "us, " "our") and ("You" or "Your"). The Terms of Use are referred to in this Broadcaster Amendment as the "Agreement." Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement.
For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree to amend the Agreement, solely during the Partner Broadcaster Term (defined below), as follows:
1.    Certain Definitions
"Broadcaster Content" means the audiovisual Content created by You and streamed, stored, displayed, and/or hosted by the Service and all data and information contained within such Content or otherwise provided to the Service by You in association with such Content; and any copies that YouNow makes of any or all of the foregoing. All provisions of the Agreement applicable to Content (including without limitation, Guest Broadcasts and Sponsored Content) also shall apply to Broadcaster Content unless expressly modified in this Broadcaster Amendment.
"Utilize" means to stream, host, cache, route, transmit, store, copy, modify, distribute, perform, display, reformat, excerpt, analyze, create algorithms based on and otherwise use.
"Partner Broadcaster Term" means the period commencing on the date this Broadcaster Amendment is accepted by You and continuing until this Broadcaster Amendment is terminated by either party's giving written notice of termination to the other. In addition, the Partner Broadcaster Term shall be automatically suspended or terminated (as applicable) if Your access to the Service is suspended or terminated by YouNow pursuant to the Agreement.
2.    Partner Program
During the Partner Broadcaster Term, You will be part of the Partner Program, subject to the terms and conditions of the Agreement and this Broadcaster Amendment. "Partner Program" means the program by which a limited number of users of the Service may earn payments and receive other benefits in consideration of their providing Broadcaster Content pursuant to the terms and conditions of a Broadcaster Amendment.
Without limiting the provisions of the Agreement, YouNow will have the perpetual, worldwide, royalty-free and sublicenseable right to distribute, publicly display and perform, and otherwise use Your image, name, logo, voice, biographical information and/or likeness, in whole or in part, alone or with other materials, in and in connection with advertising, promotion and marketing for the Service and/or the Partner Program.
3.    Broadcaster Content License
You hereby grant YouNow a perpetual right and license throughout the universe to Utilize the Broadcaster Content to the full extent YouNow is authorized to use Content under the Agreement.
Without limiting the foregoing: YouNow does not intend, and does not undertake, to monitor the Broadcaster Content. However, if YouNow is notified by You or otherwise becomes aware and determines, in its sole discretion, that Broadcaster Content or any portion of the Broadcaster Content: (i) violates the intellectual property rights or any other rights of any third party, (ii) violates any applicable law or is subject to an injunction, (iii) is pornographic, obscene or otherwise violates any Agreement as determined in YouNow's sole opinion, (iv) is being submitted for broadcast by You improperly, or (v) may create liability for YouNow, or any other person or entity; YouNow may elect not to display or to cease displaying and otherwise stop Utilizing (in whole or in part) any Broadcaster Content without liability to You, in YouNow's sole and absolute discretion.
4.    Payments to You
YouNow will pay You a licensing fee and/ or revenue for each calendar month of the Partner Broadcasting Term, due to You 60 days after the last day of that month. Payments will be made via PayPal or check or any other method in YouNow's discretion. Transfer fees may apply.
Any licensing fee shall be paid to You in YouNow's sole and absolute discretion. Revenue payable to You shall be determined by an algorithm specific to YouNow, including factors such as the number of viewers watching Your broadcasts and the amount of "Virtual Items" (as defined in the Agreement) triggered by users during Your broadcasts and, if applicable, the number of active users of YouNow associated with Your YouNow Account. Notwithstanding the foregoing, the number of Virtual Items triggered during Your broadcast will not correlate directly with revenue paid to You. If You have not accumulated at least $100 of revenue in a calendar month, the balance will be carried over to the next month and You will receive payment when You have accumulated at least $100 (or other amount as YouNow may publish from time to time), provided that the amount shall be aggregated for a period of two (2) calendar months ONLY, and Your not reaching a minimum revenue level of $100 (or other amount as YouNow may publish from time to time), over a period of two (2) months may result in the forfeiture of such revenue.
Automated estimated revenue reports will be made available to You via YouNow's App and/or Site and may be provided at the end of each transmission of Broadcaster Content. Estimated revenue as reported through the App or Site is subject to change. Payments and/or reports provided by YouNow on a monthly basis shall supersede any estimated or automated reports.

YouNow may at any time deduct and/or recover from You upon demand any revenues derived by You from illegal or fraudulent activity by You or Your behalf no matter when such activity is discovered, or from mistakes on YouNow's part.
Before You can receive payment, You must provide YouNow with appropriate tax forms as may be requested from time to time. In particular, You must provide YouNow with a completed IRS Form W-9 or W-8, as applicable, as a prerequisite to participation in the Partner Program, prior to or contemporaneous with the execution of this Broadcaster Amendment.
As an independent contractor, You shall be solely responsible for any and all taxes, Social Security contributions or payments, disability insurance, unemployment taxes, and other payroll type taxes applicable to any compensation paid to You under this Broadcaster Amendment. Without limiting Your indemnity obligations pursuant to the Agreement, You hereby indemnify and hold harmless YouNow and all Related Parties from any and all Losses suffered by YouNow or such Related Parties arising out of Your failure to comply with the foregoing obligations.
5.    Best Practices
While broadcasting on YouNow, You will be associated with the YouNow brand. Accordingly, without limiting Your obligations under the Agreement, You agree to follow best practices, comply with the Agreement and with federal, state and local laws and regulations, and avoid any behavior that may result Your access to the Service being suspended or terminated by YouNow.
In particular, You agree to abide by the Partner Guidelines found at www.younow.com/policy/en/partners and any other guidelines to appropriate conduct as may be communicated to You from time to time by YouNow. Your strict compliance with the Partner Guidelines and such other guidelines is of the essence to Agreement as amended by this Broadcaster Amendment.
As a participant of the Partner Program, and unless otherwise required by law, You shall not make public any information or make any oral or written statement which may disparage YouNow or its business, management or general reputation, during Your participation in the Partner Program and for a period of 3 years following Your participation.
6.    Termination and Suspension
YouNow reserves the right to terminate or suspend the Partner Program, Your participation in the Partner Program, and this Broadcaster Amendment, at any time in YouNow's sole discretion. Unless such termination is based on Your breach of an obligation to YouNow under the Agreement as amended, all undisputed outstanding revenues earned by You up to the effective date of termination shall be paid to You during the payment cycle following such termination.
7.    Not a Legal Partnership and Not an Employee Relationship
Nothing in the Agreement or this Broadcaster Amendment shall be construed as creating an employee/employer relationship, an agent/principal relationship or a legal partnership between You and YouNow. The term "partnership" as used in this Broadcaster Amendment is meant to describe a relationship as expressly provided in this Broadcaster Amendment and is not used in the legal sense of the term. The parties are and shall remain independent contractors at all times. All Broadcaster Content or other services received by or made available to YouNow from or by You, shall be generated and performed solely by You and/or other personnel engaged by You. Under no circumstances shall You, or any employee, independent contractor or other personnel engaged by You in performing Your obligations, look to YouNow as his/her employer, agent, principal or partner. Neither You, nor any employee, independent contractor or other personnel engaged by You in performing Your obligations, shall be entitled to any benefits accorded to YouNow's employees, including without limitation worker's compensation, disability insurance, vacation or sick pay.
8.    Assignment
YouNow may assign this Agreement to its successors, licensees, and affiliates. however, because the subject matter hereof is personal to You and Your Content, you may not assign this Agreement to any person or entity without YouNow's prior written consent.
You and we agree that the Agreement is hereby ratified and confirmed and remains in full force and effect except as expressly modified in this Broadcaster Amendment, including without limitation the mediation and arbitration provisions, waivers, disclaimers, indemnities, and "Miscellaneous" provisions contained in the Agreement.
Last Updated: January 31st, 2017